Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of MainSource Financial Group, Inc. on Form S-4 of our report dated August 3, 2005, on our audits of the consolidated financial statements of Peoples Ohio Financial Corporation as of June 30, 2005 and 2004, and for the years ended June 30, 2005, 2004, and 2003, which report is included in Peoples Ohio Financial Corporation’s Annual Report on Form 10-K. We also consent to the references to our firm under the caption “Independent Registered Public Accounting Firm and Experts.”

/s/ BKD, LLP

Cincinnati, Ohio
February 8, 2006